Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-196973) of our report dated March 10, 2015 except with respect to the effect of the change in the composition of reportable segments discussed in Note 1 and Note 19 to the consolidated financial statements, as to which the date is May 11, 2015 relating to the financial statements and financial statement schedule, which appears in Trinseo S.A.’s Current Report on Form 8-K dated May 11, 2015.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 11, 2015